BINDING LETTER OF INTENT
                               FOR ACQUISITION OF
                     GCK ENTERTAINMENT SERVICES I, INC. AND
                 TALENT, ENTERTAINMENT AND MEDIA SERVICES, INC.


I. Acquisition. ESI shall acquire the common stock of GCK Entertainment Services I, Inc. and Talent, Entertainment and Media Services, Inc. (collectively D.B.A. Team Services or Seller) for a Purchase Price as defined below. The Acquisition will be treated as a stock purchase under Section 368 of the Internal Revenue Code as a B Reorganization.

II. Purchase Price. The Purchase Price shall equal four (4x) pre-tax earnings for the period from July 1, 1998 through June 30, 1999. The Purchase Price will be paid in the form of ESI unregistered common stock and assumed liabilities. In any event, ESI will pay a minimum Purchase Price equal to the total liabilities of Seller assumed at Closing. Any purchase price in excess of assumed liabilities will be paid within 60 days (or as soon as practically possible) of June 30, 1999 in the form of ESI unregistered common stock. No discounts will be taken for unregistered nature of stock.

III. Calculation of Pre-Tax Earnings. Pre-tax earnings will result from two primary sources. First, the pre-tax earnings of Team Services as determined under generally accepted accounting principles. Second, pre-tax earnings resulting from the sale of ESI leasing products as generated by Jeff Colby. Under the latter scenario, pre-tax earnings will be calculated as follows: Gross profit from leasing sales generated by Jeff Colby less an overhead charge of $10 per check equals the pre-tax income.

IV. General Manager Position. Sellers and ESI will use its best efforts to hire a general manager to run and to oversee the day-to-day operations of Team Services enabling Jeff Colby to focus on generating additional leasing sales (both traditional Team Services type sales and ESI type sales) for the benefit of Team Services' P&L. Jeff Colby will have ultimate P&L responsibility and operational responsibility for the Team Services operations.

V. Liabilities to be Assumed by Sellers. Any liabilities assumed by Sellers will not be considered in the calculation of payment of Purchase Price. The Sellers (both individually, except for Bruce Konheim, and as a group) will personally indemnify Employee Solutions and its affiliates, on a joint and several basis should any of these liabilities ultimately become the responsibility of Employee Solutions or its affiliates.

VI. Exit Strategy. Prior to June 30, 1999, Employee Solutions shall retain the right to dispose of the Team Services operation under the following two circumstances:

         1. Should the Team Services business have two sequential quarters resulting in net losses as determined by generally accepted accounting principles beginning with the quarter starting April 1, 1997, ESI has the right to dispose of, or shut down, the Team Services operations. In such a case, the Sellers shall retain the right of first refusal to acquire Team Services back from ESI. Should such right of first refusal not be exercised, ESI shall calculate the net proceeds received, should there be any, from disposition and any proceeds in excess of the net proceeds (after ESI recoups any and all expenses, payments, losses or other costs associated with the acquisition of Team Services and its operations of Team Services) shall be split 50/50 between ESI and the Sellers.

         2. Should ESI identify a buyer for Team Services at a price mutually agreeable to both ESI and Seller, Team Services may be sold to a third party. Should this sale occur, Team
                  Services and ESI agree to split the proceeds from such sale 50/50 (after ESI recoups any and all expenses, payments, losses or other costs associated with the acquisition of Team Services and its operations of Team Services). In any event, ESI may at its sole discretion sell the operations of Team Services (excluding new leasing business processed by ESI which will remain in tact and subject to the formula described above in section II above --Purchase Price) so long as ESI pays Sellers an amount equal to its initial investment of $1.6 million.

VII. Compensation of Jeff Colby. Jeff Colby will receive annual compensation charged to Team Services in the amount of $75,000 per year for his role as President. In addition, Colby shall receive a non-recourse advance against future commissions in the amount of $60,000 to be paid monthly by ESI of which amounts will be reimbursed to ESI from any future commissions earned as a Regional Vice President from selling ESI leasing services. Commissions will be applied against advances at a rate of 25% of earned commissions during the first twelve months period from closing and at 50% thereafter.

VIII.    Effective Date. This transaction will be effective as of June 22, 1996.

IX. Effective Control. Team Services, and its shareholders, acknowledge that they have effectively turned over control of Team Services to ESI at the conclusion of their board meeting held on June 22, 1996, whereby all material management decisions will require the approval of ESI, ESI shall assume the risks and rewards of Team Services on the Effective Date, and the day to day operations now fall under ESI's control. Team Services will file its final S-Corp tax return with a June 21, 1996 short period year end, and ESI shall begin to include Team Services' earnings in its taxable income on June 22, 1996.

X. Stock Purchase Agreement. The acquisition will be pursuant to a written Stock Purchase Agreement. The Stock Purchase Agreement and any other agreements executed in connection herewith will also contain all standard representations, warranties, indemnification's, etc., on the part of all parties, which are customary for these types of transactions. Further, Team Services represents and warrants that all written and verbal information of a material nature provided to ESI prior to the Effective Date, which ESI has relied upon, is true and accurate. Should this not be the case, Team Services and/or its principals listed below will make ESI whole or indemnify ESI against losses which arise due to a misrepresentation.

XI. ESI Unregistered Common Stock. Any shares of ESI common stock issued in connection with this transaction will be in the form of unregistered shares. Such unregistered shares will carry piggyback rights for one year from the date of issue and one demand right during the second year. The stock price for calculating the number of shares to be issued in consideration for the purchase price will be based on the average NASDAQ closing price for ESI's common stock for the calendar month ending June 30, 1999. Further, ESI will enter into agreements with individual sellers within five business days of June 30, 1999 (at the option of the sellers) to provide price protection on fluctuations in ESI's common stock price from July 1, 1999 through the effective date of the common share registration. Such agreements will provide that seller and ESI will pay the other the spread between the share price (as calculated above for purchase price) and the share price on the effective date of the registration statement. Payments will occur only if the stock fluctuates more than 5% in either direction. If the share price decreased, ESI will pay sellers whom elected such option. If the share price increases, sellers whom elected such option shall pay ESI. No discounts will be taken for the unregistered nature of the stock.


TEAM SERVICES                                Employee Solutions, Inc.

By       ____________________________        By       _________________________
         Jeffery Colby                                Marvin D. Brody

By       ____________________________
         Richard K. Gottlieb

By       ____________________________
         Lawrence Berkowitz

By       ____________________________
         Michael Konheim

By       ____________________________
         Bruce Konheim

By       ____________________________
         Andrew Shaddock

By       ____________________________
         Thomas Fagan


End of Term Sheet